Exhibit 10.37

2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT

This 2004 Restated CSCU Card Processing Services Agreement (this “Agreement”) is made as

of January 1, 2004 by and between Card Services for Credit Unions, Inc., a

Florida corporation

(“CSCU”) and Certegy Card Services, Inc. (formerly Equifax Card Services, Inc.),

a Florida

corporation (“Certegy”) with reference to the following facts:

A. CSCU is an organization consisting of member credit unions (the “Credit

Unions”),

which are licensees of VISA U.S.A., Inc. (“VISA”) and/or MasterCard

International, Inc.

(“MasterCard”).

B. Among other purposes, CSCU has been organized for the purpose of obtaining

and

maintaining one or more bank identification numbers (BIN’s) issued by VISA and/or interbank

card association numbers (ICA’s) issued by MasterCard for shared use by the

Credit Unions in

connection with their VISA and/or MasterCard programs.

C. Certegy is engaged in the business of providing card processing services to assist

licensees of VISA and MasterCard in the operation of their card programs.

D. CSCU, in a desire to retain Certegy on an exclusive basis to provide card processing

services to the Credit Unions, entered into the CSCU Card Processing Service

Agreement with

Equifax Card Services, Inc., f/k/a Telecredit Service Center, Inc., on February

7, 1989, which

was amended on September 15, 1989, July 1, 1992, March 27, 1993, and April 1,

1993

(collectively, the Original Agreement”). The parties entered into a Restated

CSCU Card

Processing Service Agreement on February 16, 1994, which they later amended on

August 2,

1997 and April 1, 1999 (the “Restated Agreement”). The term of the Restated

Agreement

extends through September 30, 2004.

E. The parties now desire to enter into this Agreement to extend the term of the

Restated

Agreement from October 1, 2004 through December 31, 2009 (the “Extended

Period”), and to

update and again restate the terms of their Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this

Agreement, the

parties agree as follows:

Services. 1.

1.1 Retention of Certegy. By this Agreement, CSCU retains Certegy, and Certegy agrees, to provide card processing services to the Credit Unions in accordance with the terms of

this Agreement. The services to be provided (the “Services”) include all of the items referenced

on Schedules A, B, C, E, G, J, K and L. Except as otherwise provided for in this

Agreement, so

long as this Agreement remains in effect, CSCU shall not retain any other party to provide any of

the Services. If CSCU wishes to utilize or offer additional services or products not included on

any of the Schedules or Exhibits, CSCU shall provide Certegy the right of first refusal to provide

those other services or products. In this event, CSCU shall provide to Certegy in writing the

specifications for those services or products and shall give Certegy ninety (90)

days from receipt

of such notice to advise CSCU if Certegy can provide the requested services and/or products and

on what additional terms (i.e., fees). CSCU may obtain competitive bids from other providers in

the industry for these other services and products not included on the Schedules or Exhibits, but

shall always provide Certegy the opportunity to meet any competitive bid and provide those

additional products and services. In the event that Certegy is unable or unwilling to meet the bid

submitted by another third party processor, CSCU may purchase those services or products from

such other provider.

1.2 Should CSCU request a change to any of the Services that would require modification of or addition to hardware or software utilized by Certegy or hiring of additional

staff by Certegy or result in Certegy incurring any additional expenses in providing the Services

(e.g., customization of a particular program for a particular group of Credit

Unions, or should

CSCU request Certegy to implement a program sooner then scheduled by Certegy,)

then Certegy

and CSCU agree to negotiate whether and upon what terms such changes or implementations

shall be provided. Certegy reserves the right to make changes to the Services from time to time

so long as the changes do not prevent Certegy or CSCU from meeting their obligations to the

Credit Unions and Cardholders (e.g., changing vendors, changing equipment,

upgrading software

and other changes that are determined necessary by Certegy, in its sole discretion, to maintain

performance levels and competitiveness). Certegy shall be responsible for implementing, at no

additional cost to CSCU or the Credit Unions, all updates and releases as required by MasterCard

and/or Visa, as well as modifications to correct problems with the Services that are the

responsibility of Certegy. Certegy shall test all changes, using commercially reasonable means

including quality control checks, prior to placing changes into production, to increase the

likelihood of a successful implementation. In addition, Certegy will present to

CSCU

information on new products and services prior to those new products or services being offered

to the Credit Unions.

1.3 Credit Union Service Agreement. Certegy shall enter into a “Credit Union

Service Agreement,” substantially in the form of one of those agreements attached as Exhibits

“B,” “B-1 and “B-2 with each Credit Union desiring to acquire the Services.

1.4 Minimum Rating Requirements. From time to time, CSCU and Certegy may jointly establish minimum financial requirements for eligibility in the program offered pursuant

to this Agreement.

1.5 Other Vendors. If a Credit Union wishes Certegy to provide to vendors data pertaining to that Credit Union, that Credit Union shall provide written authorization to Certegy

to provide that data as well as indemnification for claims pertaining to the provision of that data

or the performance of any such vendors, in a form acceptable to Certegy. In addition, Certegy

my require any such vendor to enter into written agreements with Certegy governing the

provisions of that data and the vendor’s duty to protect the data from compromise and

unauthorized use or disclosure.

Fees for the Services. 2.

2.1 CSCU Enrollment Fee. At the time a Credit Union enters into a Credit Union

Service Agreement, that Credit Union shall pay to CSCU, and CSCU hereby authorizes Certegy

to collect on its behalf, a nonrefundable enrollment fee of One Hundred Fifty

Dollars ($150.00).

2.2 Guaranteed Rates. Certegy shall charge the Credit Unions, and the Credit

Unions

shall pay, those fees set forth on Schedules “A”, “B”, “C”, “E”, “G”, “J”, “K”

and “L”, copies of

which are attached to and made a part of this Agreement (collectively, the

“Schedules”). Subject

to subparagraphs 2.3 and 2.4 of this Agreement, those fees set forth on the

Schedules shall

remain in effect through the term of this Agreement.

Pass through Fees. From time to time, Certegy shall have the right to increase

2.3

any of the fees over which it has no control up to the amount of the actual cost incurred by

Certegy including, but not limited to, Certegy’s reasonable internal costs

(collectively, the “Pass

Through Fees”) and which are identified as such on the Schedules, effective as of the date those

Pass Through Fees are increased to Certegy. CSCU shall not be responsible,

however, for any

MasterCard and Visa fines and penalties that result from Certegy’s failure to fulfill its obligations

under this Agreement.

2.4 Fee Increases for Inflation. Effective October 1, 2004, upon written notice in

accordance with section 2.5, Certegy shall have the right, three times during the Extended

Period, to increase one or more of the fees set forth on the Schedules,

excluding the Pass

Through Fees, by a percentage equal to the Percentage Increase, if any, in the

Consumer Price

Index as described below, but not to exceed 3% in any one increase. For purposes hereof, the

following definitions shall apply:

(i) The “Consumer Price Index” shall mean the Consumer Price Index of the Bureau of Labor Statistics of the United States Department of Labor (the “DOL”) for All

Urban

Consumers, U.S. City Average (1982-84=100), “All Items” (the “Index”). If the

DOL

revises the basis on which the Index is now calculated, the parties shall make an

appropriate conversion to a revised “Index” on the basis of conversion factors published

by the DOL. If conversion factors are not available from the DOL, either party may

request the DOL to provide an appropriate conversion or adjustment. If the DOL is

unable or unwilling to provide an appropriate conversion or adjustment, or if the Index is

discontinued, the parties shall in good faith agree on a suitable substitute for the Index.

(ii) The “Percentage Increase” shall mean the percentage equivalent to the fraction,

the numerator of which is the Index for the Comparative Month less the Index for the

Base Month, and the denominator of which is the Index for the Base Month.

(iii) The “Comparative Month” shall mean the third month prior to the effective date

of the increase, and the “Base Month” shall mean (a) in the case of the first increase for

any applicable Schedule, March of 2002, and (b) in the case of a subsequent increases,

the month that was the Comparative Month for the last increase of the fees being increased.

2.5 Notice of Fee Modification. Any allowed fee modification shall be effective on

the first calendar day of the next month following thirty (30) days prior written notice from

Certegy to CSCU and the Credit Unions. Certegy shall document any fee modification by

revising the applicable Schedules, providing a copy of the revised Schedules to

CSCU and

providing notice of the changes to the individual Credit Unions.

2.6 Payment of Fees. Fees for processing transactions shall be settled each banking

day for the transactions processed for the previous banking day and shall be payable by

deduction from the various Accounts referenced in section 3 of this Agreement.

Fees for all

other Services shall be invoiced by Certegy monthly and shall be payable by deduction from the

Accounts referenced in, and in accordance with, section 3 of this Agreement.

Settlement Procedures. 3.

Program Clearing Account. So long as this agreement remains in effect, Certegy

3.1

shall maintain on behalf of CSCU a demand deposit account (the “Program Clearing

Account” or

“PCA”) at a mutually agreeable financial institution the purpose of settling transactions, charges,

and reimbursements in connection with the Credit Unions’ VISA and MasterCard programs.

Access. Certegy shall have the right to make deposits into and withdrawals from

3.2

the PCA for the following purposes:

(i) daily settlement of all incoming VISA and MasterCard cardholder amounts due

VISA and MasterCard;

(ii) daily settlement of fees payable to Certegy for the transactions processed the

previous banking day;

(iii) monthly settlement of Certegy’s fees and charges other than daily transaction

processing fees;

(iv) daily settlement of all VISA and MasterCard fees charged CSCU or a CSCU member by VISA or MasterCard or deducted from Certegy’s accounts, including without

limitation the combined warning bulletin fees, interchange fees, and assessments;

(v) daily payment of any interest due Certegy for Funds paid by Certegy to VISA

or

MasterCard on behalf of the Credit Unions that were not available in the PCA

(the “PCA

Shortfall”), which interest shall be calculated at the prime rate charged by

Certegy’s

depository bank plus one percent (1%) for all PCA shortfall;

(vi) daily investment for CSCU’s benefit of available funds from the PCA as described in section 3.4;

(vii) settlement of all incoming debt transactions; and

(viii) settlement of all outgoing debit transactions not more than three (3)

business days

following Certegy’s receipt of such outgoing debit transactions from a Credit

Union.

3.3 Funding and Management of the PCA. CSCU, through each of the Credit Unions,

shall

provide Certegy the funds to maintain on behalf of CSCU, at all times in the

PCA, a balance not

less than the following (the “Minimum Balance”):

(i) If Certegy provides any of the Services referenced on Schedule “A” and “B”,

the

anticipated average number of credit cardholder accounts of each Credit Union under its

VISA and/or MasterCard programs for the first 90 days or 300 accounts, whichever is

greater, x 2.5 (anticipated charges per cardholder account per month) x $75

(anticipated

average transaction amount) divided by 21.5 (average business days per month);

plus

(ii) If Certegy provides any of the Services referenced on Schedule “E” and “J”,

the

anticipated average number of debit cardholder accounts of each Credit Union under its

VISA and/or MasterCard programs for the first 90 days or 300 accounts, whichever is

greater, x 5 (anticipated debits per cardholder account per month) x $40

(anticipated

average debit amount) divided by 21.5 (average business days per month); plus

(iii) if Certegy provides any other Services to a Credit Union, an amount sufficient to

cover those daily transactions and chargebacks as well (e.g., Direct Processing

Merchant

Services as referenced on Schedule “C” or Commercial Card Services on Schedule

“G”).

The above factors may be adjusted by Certegy based on the actual transaction volume history of

those Credit Unions for which Certegy has been providing Services, and the factors shall

thereafter be adjusted quarterly by Certegy, or more often if deemed necessary by Certegy and

CSCU, based on the actual transaction volume history of the prior quarter and seasonal factors.

Certegy shall give prior written notice to CSCU and the Credit Unions of any adjustment of the

factors.

Credit Union authorizes Certegy, at Credit Union’s expense, to access the PCA as well as the

Settlement Account through the Automated Clearing House (“ACH”), U.S. Central

Credit

Union’s data switch, wire transfer, or draft transfer in order to maintain

Credit Union’s required

balances, if applicable, or for any purpose described in this section 3, and similarly to transfer

funds owing to a Credit Union into the applicable account. CSCU guarantees the availability of

the funds in the various accounts referenced in this section 3 and agrees that

Certegy shall at all

times have access to such funds for the above referenced purposes and further agrees that

Certegy shall be able to make the withdrawals and transfers required hereunder and hereby

authorizes Certegy to borrow funds, on a short-term basis on behalf of CSCU, to maintain funds

in those accounts in an amount reasonably required by Certegy to perform daily settlements.

Certegy agrees to manage the various accounts on CSCU’s behalf and on behalf of

Credit Union

to achieve these stated purposes.

Investment of Funds. Certegy shall invest any available funds in the PCA on 3.4 behalf of CSCU in short-term investments to be mutually agreed on in writing.

3.5 Settlement Account. Certegy shall on behalf of CSCU require each Credit

Union

to maintain, and each Credit Union shall maintain, at all times a demand deposit account (a

“Settlement Account”) with funds in an amount sufficient to enable CSCU and/or

Certegy to

replenish the PCA, on a daily basis, so that the Credit Union’s pro rata share of the Minimum

Balance is maintained at all times. CSCU and/or Certegy, through U.S. Central

Credit Union’s

data switch, through the Automated Clearing House (“ACH”), or through wire transfer, at the

expense of each Credit Union, shall have the right to transfer funds from each

Settlement account

to the PCA, on a daily basis, in an amount necessary to replenish the PCA as set forth above.

Each Credit Union shall provide overdraft protection for its Settlement Account to further ensure

that CSCU and/or Certegy shall be able to make the transfers necessary under this section. So

long as Certegy shall follow reasonable and prudent procedures to minimize loss resulting from

the failure of a Credit Union to maintain the required balance in its Settlement

Account, CSCU

shall indemnify and hold harmless Certegy from and against any losses and liabilities resulting

from the failure of a Credit Union to maintain the required balance.

Settlement to Credit Unions processing on BASE2000. Credit Unions receiving 3.6

Certegy Services under Schedules “K” or “L” shall each establish a settlement account in the

Credit Union’s name to enable VISA and/or MasterCard to settle transactions,

dues, fees,

assessments and other amounts directly to the Credit Union settlement account

(“Direct

Settlement Account”). The Credit Union shall maintain sufficient balances in the

Direct

Settlement Account to enable such VISA and/or MasterCard settlements. Neither

CSCU nor

Certegy shall bear any responsibility or liability for funding of the Credit

Union’s Direct

Settlement Account.

3.7 Payment Account. Certegy shall maintain on behalf of CSCU one or more demand deposit accounts for the purpose of deposit of cardholder and other payments made to

CSCU and the Credit Unions (the “Payment Accounts”). Certegy shall have the right to deposit

cardholder and other payments into the Payment Accounts and to transfer funds from the

Payment Accounts to the PCA, the Settlement Account or the Direct Settlement

Account, as

appropriate.

3.8 Records. Certegy shall maintain complete records pertaining to the PCA and the

Payment Accounts, including records pertaining to reconciliation of the PCA,

daily interchange

fees, and daily settlements, and pertaining to Certegy’s transfers to and from the Settlement

Accounts.

Quality Control Standards. 4.

4.1 Certegy shall maintain the quality control standards set forth in Exhibit

“C”,

which is attached to and made a part of this Amendment (the “Standards”). At the end of each

calendar quarter, Certegy and CSCU shall review Certegy’s quarterly performance regarding the

Standards. To facilitate that quarterly review, Certegy shall provide CSCU with monthly reports

on which that review can be based. Those Standards on Exhibit C, which are deemed to be

“Material Standards”, are identified as such on Exhibit “C”. CSCU and Certegy shall each

measure Credit Union satisfaction through their independently conducted surveys.

If CSCU

notifies Certegy that CSCU’s satisfaction survey results for any period vary materially from the

results of Certegy’s satisfaction survey for the same period, the parties shall compare their

surveys to confirm that the survey questions seek the same information, the surveys are

addressed to the same target audience, and the surveys use the same response scale. If matching

these factors corrects the variance, future results should match. When these factors are the same

and the results still have a statistically significant variance and the issue causing the variance can

be identified, CSCU and Certegy will mutually agree on corrective action and implement the

corrective action plan within 30 days. If Certegy and CSCU cannot identify or agree upon the

cause for the variance, the parties will jointly retain the assistance of an outside statistical survey

specialist to assist the parties’ effort to eliminate the variance.

4.2 The failure by Certegy to have met one or more Material Standards or three

or

more of the other Standards in any three consecutive months shall be deemed a

“Material

Failure”. In the event Certegy is implementing a technology or software enhancement, Certegy

may inform CSCU in advance of the Standards it expects to be negatively affected and the

timeframe for the implementation. Such identified Standards will not be included in determining

whether there has been a Material Failure during the implementation. In the event of a Material

Failure, Certegy shall take those steps necessary to cure that specific Material

Failure within the

1-month period following notice by CSCU to Certegy of the Material Failure (the

“Cure

Period”). Except as provided for in subsection 4.3, the test period to determine whether such

cure has been accomplished shall be the 1-month period following the Cure

Period.

4.3 In addition, during any Cure Period for the Standards identified in Exhibit

“C” as

either the “Cardholder Satisfaction Rating Index Goal” or the “Credit Union

Satisfaction Rating

Index Goal”, for satisfaction surveys conducted by Certegy, (collectively, the

“Satisfaction

Rating Index Goals”), Certegy will pay CSCU (i) $20,000 for any month in which there is a

Material Failure of one Satisfaction Rating Index Goal, and (ii) $40,000 for any

month in which

there is a Material Failure of both Satisfaction Rating Index Goals.

Notwithstanding anything in

this Agreement to the contrary, if Certegy is unable to cure the applicable

Satisfaction Rating

Index Goal(s) after a 90-day period following the beginning of the Cure Period,

CSCU may

terminate this Agreement.

4.4 Unless otherwise expressly agreed to in writing by the parties, all results of all

Standards shall be deemed “Confidential Information” of Certegy, subject to section 8 of this

Agreement.

4.5 Certegy will invest in improvements to its debit/ATM processing capability during the Renewal Term. Certegy’s goals will be: (1) to establish effective,

efficient and

dependable connectivity to enable authorizations and settlements over all major debit/ATM

networks; (2) to provide competitive solutions for CSCU Credit Union’s debit and

ATM card

processing needs; (3) to have Certegy’s platform connect directly to VISA for signature debit

authorizations; (4) to settle signature debit transactions directly with VISA;

(5) to enable single

point settlement; (6) to provide a graphical user interface; (7) to enable seven-day processing,

and (8) to enable unique authorization parameters by BIN.

Backup, Disaster Recovery, Force Majeure and System Integrity. 5.

5.1 Backup. Certegy shall provide for backup data processing in the event

Certegy’s

primary data processing unit becomes inoperable. Certegy will provide off-

premises secured

storage of data and program files as required by VISA and MasterCard and will have available

redundant sources of electrical power.

5.2 Disaster Recovery. In the event Certegy is prevented from performing its obligations under this Agreement through no fault of its own, Certegy shall,

through its own

facilities, suppliers of computer equipment and/or other processors, make best efforts to assist

Credit Union to obtain replacement processing services for the Services, as promptly as is

reasonably possible. Credit Union authorizes Certegy to provide cardholder and other

Confidential Information to those vendors it contracts with to provide disaster recovery and other

back-up processing services to Certegy, in order to test and prepare for disaster recovery as well

as to perform Services in the event of a threatened or actual disaster. Certegy shall require each

vendor that is to receive Confidential Information to sign a confidentiality agreement binding

such vendor to protect and not improperly disclose Confidential Information.

Certegy has

maintained and shall continue to maintain arrangements with vendors to provide backup

processing capability and Certegy shall test the functionality and viability of such backup

processing capability twice each year.

5.3 Force Majeure. If Certegy is prevented from performing its obligations under this

Agreement due to causes beyond its control, including without limitation strikes, riots,

earthquakes, epidemics, wars, acts of terrorists, fires, power failures, the failure or closure of a

Credit Union, machine breakdowns, computer-associated equipment outages, or any other

catastrophe rendering its data processing center wholly or partially inoperable,

Certegy shall not

be liable for any loss or damage to Credit Union, Agent Credit Unions or

Customers.

5.4 Annual Financial and System Review. Each year, Certegy shall provide to CSCU a copy of the most recent annual report of its publicly held parent corporation and a copy of the

most recent third party auditors’ review and report on the design and compliance test of Certegy’s

card processing system (SAS 70). Upon Credit Union’s written request, Certegy shall provide

these documents to Credit Union.

6. Merchant Fees. If a Credit Union utilizes the Merchant Services provided by

Certegy,

the fees referenced in Schedule “C” attached to and made a part of this

Amendment, shall apply

to those services, and the following terms are added to the Agreement:

6.1 Right to Refuse Merchants. Credit Union shall not enroll merchants for participation in the VISA and/or MasterCard system through CSCU or Certegy, if those

merchants are within the categories of merchants designated by CSCU and/or

Certegy from time

to time as “high-risk merchants”. CSCU and/or Certegy shall have the right to refuse to enroll,

and may terminate the enrollment of, any merchant if it determines, in its sole and absolute

discretion, that failure to do so would create excessive risk for CSCU and/or

Certegy.

Right to Refuse Transactions. In the event that either CSCU or Certegy 6.2 determine, in their sole discretion, that the risks related to the credit card sales transactions

(“Transactions”) introduced by any merchant enrolled by Credit Union are excessive, then CSCU

or Certegy may refuse to accept and process those Transactions. CSCU or Certegy shall

promptly notify Credit Union of its refusal to accept and process Transactions from any such

merchant.

6.3 Card Association Requirements. Credit Union shall comply with all VISA and/or

MasterCard requirements for enrolling new merchants including, but not limited to, the

performance of a credit check and/or other financial background investigation; a physical

inspection of the merchant’s place of business; and an investigation to determine whether the

merchant previously has been expelled from the VISA and/or MasterCard systems by another

Credit Union for fraud or suspected fraud. Credit Union shall examine the sales drafts contained

in sealed merchant deposits before forwarding such deposits to Certegy in order to detect

possible fraud and other irregularities.

6.4 Indemnification. Notwithstanding any other provision of this Agreement,

Credit

Union shall indemnify and hold harmless Certegy and CSCU, and their respective stockholders,

officers, directors, employees, agents, affiliates, subsidiaries, successors and assigns, from and

against any and all liabilities, obligations, losses, damages, penalties,

actions, judgements, suits,

costs, expenses, including reasonable attorney fees including attorneys’ fees in appellate and

bankruptcy proceedings, or disbursements of any kind or nature whatsoever, which may be

suffered by, imposed on, incurred by, or asserted against Certegy, CSCU or the other

indemnified parties in any way relating to, or arising out of any merchant deposit of VISA or

MasterCard credit card or debit card sales transactions, drafts which arise from transactions from

merchants enrolled by Credit Union or an agent institution of Credit Union for the merchant

services provided pursuant to the Service Agreement, (“Sales Transactions”),

including

counterfeit or fraudulent transactions, or any chargebacks of such Sales

Transactions

(collectively, the “Losses”). Certegy shall be a third-party beneficiary of this paragraph, and if

Certegy brings any lawsuit, arbitration or other action against Credit Union to enforce the

provisions of this paragraph, the prevailing party shall be entitled to recover its reasonable

attorneys’ fees and costs in connection with the action including attorneys’

fees and costs in

appellate and bankruptcy proceedings.

6.5 Right to Utilize Certain Funds. CSCU and/or Certegy shall have the right to utilize any amounts payable to Credit Union as a result of Transactions in the

MasterCard and/or

VISA systems in payment of, or to reimburse CSCU or Certegy for, chargebacks or any other

amounts payable by, or any other losses resulting from the activities of, any merchants enrolled

by Credit Union or an agent institution of Credit Union. Credit Union acknowledges that

Certegy is a third party beneficiary of all rights granted to CSCU by Credit

Union under this

Financial Services Agreement, and that Certegy can exercise all rights given to it pursuant to this

paragraph to, among other things, apply incoming amounts to offset or recover amounts due on

fraudulent Transactions introduced into the MasterCard and/or VISA systems by merchants

enrolled by Credit Union or an agent institution of Credit Union. Credit Union specifically

agrees that the rights of CSCU and Certegy and the obligations of Credit Union hereunder shall

survive any termination of this Agreement.

Inspection of Records. 7.

7.1 Inspection by CSCU. On reasonable notice, during normal business hours and on

presentation of written authorization from CSCU or from a Credit Union, as the case may be,

CSCU representatives shall have the right, at CSCU’s expense, to inspect and audit information

and records in Certegy” possession pertaining to this Agreement or the Credit

Union providing

the authorization; provided that any such notice shall specify the scope of the inspection or audit

and Certegy shall have the right to receive and comment on any report prepared by any external

representative engaged by CSCU in connection with any such inspection or audit,

prior to its

dissemination to the Credit Unions or any other parties.

7.2 Inspection by Credit Union. On reasonable notice, during normal business hours

and on presentation of written authorization from a Credit Union, the representatives of the

Credit Union or the designated agent of the Credit Union shall have the right,

at the Credit

Union’s expense, to inspect and audit information and records pertaining to that

Credit Union;

provided that any such notice shall specify the scope of the inspection or audit and Certegy shall

have the right to receive and comment on any report prepared by any external representative

engaged by the Credit Union in connection with any such inspection or audit,

prior to its

dissemination to the Credit Unions or any other parties.

Government Inspection. Certegy shall permit those governmental agencies that 7.3 regulate and examine CSCU and the Credit Unions to examine Certegy and its books and records

to the same extent as if the Services were being performed by CSCU or the Credit

Unions on

their own premises.

8. Confidentiality. Each of the parties to this Agreement shall hold all information provided

to it by the other party, or through its relationship with the other party, as secret and confidential,

whether in the form of reports, plans, customer lists, data, documents, software and related

products and services, (including, without limitation, CSCU’s proprietary software, the Virtual

Card Consultant), drawings, writings, samples, know-how, marketing, strategies,

business

operations and business systems, and other proprietary material (“Confidential

Information”).

Non-public financial information that is personally identifiable to a customer or member of

Credit Union (referenced in the Gramm-Leach-Bliley Act of 1999 as “Non-public

Personal

Information” or “NPI”) shall be treated by Certegy as Confidential Information whether it is

received directly from Credit Union, through VISA or MasterCard or from another third party.

Certegy shall only provide NPI to CSCU at the request of Credit Union.

Confidential

Information shall remain the property of the party from or through whom it was provided. The

parties shall use Confidential Information, including NPI, only to perform under this Agreement

and in the case of CSCU its Membership Agreement with Credit Union. Each party shall use the

same degree of care to protect the other party’s and Credit Union’s Confidential

Information as it

uses to safeguard its own and each party shall implement and maintain procedural, physical and

electronic safeguards to prevent the compromise or unauthorized disclosure of

Confidential

Information. For purposes of this section, other than in the case of NPI,

Confidential

Information shall not include information that becomes available to the public through no

wrongful action of the receiving party, is already in the possession of the receiving party and not

subject to an existing agreement of confidentiality between the parties, is received from a third

party without restriction and without breach of this Agreement, is independently developed by

the receiving party, or is disclosed pursuant to a request from a government agency to the extent

required by law. This Agreement shall in no way be construed to grant any right,

license, or

authorization to either party to use Confidential Information except as permitted in this

Agreement. Each party shall restrict access to Confidential Information to those employees and

persons in the receiving party’s organization with a need to know such

Confidential Information

in order to perform its obligations under this Agreement. Such employees and persons shall be

under the same obligations to hold secret and confidential such Confidential

Information. To the

extent Certegy retains third party vendors to assist it in performing its duties under this

agreement, it shall first require such vendors similarly to protect and restrict the use of

Confidential Information. The obligations of the parties hereunder shall survive the termination

of this Agreement.

Transmissions. 9.

9.1 CSCU and Credit Union Responsibility. CSCU and/or the Credit Unions, as the

case may be, shall be responsible for transmission at their expense, and shall bear the risk of loss

and damage resulting from the transmission to the data processing center of

Certegy of

information and data (collectively, “Data”). In the case of physical transmission of Data to

Certegy, the responsibility for loss and damage shall remain with CSCU and/or the Credit

Unions to the point where and until Certegy receives delivery of the Data through the U.S. mail

or by courier, and in the case of electronic transmission, until receipt is confirmed by Certegy, at

which time the risk of loss shall shift to Certegy.

9.2 Certegy Responsibility. Certegy shall bear the risk of loss and damage resulting

from the transmission of Data from the data processing center of Certegy. In the case of physical

transmission of Data from Certegy to CSCU or a Credit Union, the responsibility for loss and

damage shall remain with Certegy to the point where and until CSCU or the Credit

Union, as the

case may be, receives delivery of the Data through the U.S. mail or by courier,

and in the case of

electronic transmission, until receipt is confirmed by CSCU or the Credit Union,

at which time

the risk of loss shall shift to CSCU or the Credit Union, as the case may be.

Certegy’s

responsibility for the safekeeping and security of plastic credit cards or blank plastic cards

commences upon the delivery of such plastics to Certegy and terminates upon delivery of

plastics by Certegy to the mail, courier or freight service designated by CSCU or the Credit

Union.

Compliance with Laws and regulations. 10.

10.1 Certegy’s Compliance Obligations. Except as provided in items (i) and (ii)

of

section 10.2 below, Certegy shall be responsible for providing the Services in a manner that

complies with all Federal laws, rules, and regulations as amended or enacted from time to time

applicable to the Services, including without limitation the Truth-In-Lending and Fair Credit

Billing Acts, and all rules and regulations promulgated under those laws.

10.2 Credit Union Compliance Obligations. Each Credit Union shall be responsible for the following:

(i) preparing its credit application forms, solicitations, and notices of credit approval

and denial as well as compliance with all Federal laws, rules, and regulations relating to those

documents, including without limitation, where applicable to those documents,

the Federal

Consumer Credit Protection Act including Truth-In-Lending, the Equal Credit

Opportunity act,

the Electronic Fund Transfer Act, the Gramm-Leach-Bliley Act of 1999, the U.S.A.

PATRIOT

Act, and any regulations implementing such acts;

(ii) if the Credit Union elects to prepare any other documentation or text for use with

its cardholder accounts, Credit Union shall comply with all applicable laws,

rules, and

regulations applicable to such documentation or text;

(iii) complying with all state and municipal laws, rules, and regulations as amended or

enacted from time to time applicable to all documentation sent to the Credit

Union’s cardholders;

and

(iv) except as provided in section 10.1 above, complying with all Federal and state

laws, rules, and regulations applicable to the operation of its card program,

including without

limitation state and Federal usury laws, Fair Credit Reporting, Equal Credit

Opportunity and

Electronic Funds Transfer Acts and all rules and regulations promulgated under these laws

relating to the operation of its card program, and all VISA, MasterCard and other card

association rules and regulations applicable to card issuing institutions in connection with the

operation of its card program.

10.3 Modifications to Card Program. Each Credit Union shall notify Certegy by certified mail if it desires to amend, subject to applicable law and regulation,

any aspect of its

card program which may impact Certegy’s provision of the Services to that Credit

Union,

including, without limitation, (i) the annual percentage rate it charges, (ii)

the percent and dollar

amount of minimum payment, (iii) its method of finance charge calculation,

and/or (iv) the

annual fees of that Credit Union’s existing card program.

10.4 Debit Card Disclosures. Notwithstanding anything to the contrary in this section

10, each Credit Union shall be solely responsible for providing any and all required debit card

disclosures and forms to its customers. Each Credit Union shall be solely responsible for

compliance with all laws, rules, and regulations applicable to all aspects of the operations of its

debit card programs, regardless of whether that Credit Union uses any forms or other materials

supplied by Certegy.

11. Certegy Procedures. Certegy shall, from time to time, hold training sessions at its

facility and such other places as it shall designate, for new Credit Union employees or Credit

Union employees needing additional training. Each Credit Union shall be responsible for

sending its employees to Certegy training sessions as necessary for them to be fully trained to

perform their responsibilities in connection with utilization of the Services.

For each area of

responsibility to be performed by one or more employees of a Credit Union, that

Credit Union

shall send at least one employee who will be performing that responsibility to training to be

trained in that responsibility. Each Credit Union shall have full responsibility for ensuring that

its employees and other representatives comply with all procedures set forth in

Certegy” training

manual or other procedural manuals and literature provided to the Credit Union at training

sessions or otherwise from time to time, including without limitation those pertaining to

verification of the accuracy of account confirmation cards sent by Certegy to the Credit Union

and monitoring of combined warning bulletins (collectively, the “Procedures”)

and shall

indemnify, defend, and hold harmless Certegy, its officers and directors, and its successors and

assigns from and against any and all liabilities, claims, damages, losses or expenses, including

reasonable attorneys’ fees (collectively “Claims”) that result from, arise out of, or in connection

with the failure of an employee or other representative of that Credit Union to follow the

Procedures.

12. Responsibility for Counterfeit and Fraudulent Transactions. Each Credit

Union assumes

financial responsibility for all VISA and MasterCard debit and credit card transactions charged

to its cardholder accounts, including but not limited to counterfeit transactions and fraudulent

transactions, and shall indemnify and hold harmless CSCU, Certegy, their officers and directors,

and their successors and assigns against any and all Claims that result from,

arise out of, or in

connection with such transactions, unless such Claims are caused by Certegy’s negligence,

willful misconduct, or failure to perform in accordance with the terms of this

Agreement.

Mediation; Arbitration. 13.

13.1 The parties shall submit any dispute arising under section 1.2 to mediation as

administered by, and subject to the rules of, the Computer Law Committee of The

Florida Bar or

such other mediation group mutually agreed to by the parties, to attempt to resolve the dispute.

Each party shall be responsible for its own costs and attorneys’ fees, if any,

incurred during the

mediation.

13.2 If mediation under section 13.1 does not result in a full settlement of the dispute,

then any matter described in section 1.2 that is disputed shall be submitted to arbitration and

decided in accordance with the Commercial Arbitration Rules of the American

Arbitration

Association, in Tampa, Florida, and the decision rendered by the arbitrators in connection with

any such matter shall be binding. In connection with any arbitration pursuant to this section, the

arbitrators shall have the discretion to determine whether either party is the prevailing party and

to allocate all or more than half of the responsibility for the costs of the arbitration, plus

responsibility for all or a portion of the prevailing party’s attorneys’ fees,

to the non-prevailing

party. If no such allocation is made, each party shall be responsible for half the costs of the

arbitration and that party’s entire attorneys fees.

13.3 If either party initiates an action or proceeding at law or in equity that should have

been submitted for resolution under section(s) 13.1 or 13.2, then the other party shall be entitled

to recover from the party who initiated that action or proceeding, its attorneys’ fees and costs

incurred in connection with a motion to dismiss the action or proceeding on the grounds that it

should have been submitted for resolution under section(s) 13.1 or 13.2.

Termination. 14.

14.1 Events. This Agreement shall terminate on December 31, 2009, or on written notice given from one party to the other after the occurrence of any one of the following:

(i) the termination of Certegy’s right or ability to perform the Services for

VISA or

MasterCard accounts;

(ii) the failure of CSCU to obtain and maintain those BIN’s and ICA’s necessary in

order for the Credit Unions to use and share BIN’s and ICA’s maintained by CSCU;

(iii) the discontinuance by either party of its performance of this Agreement because

of an order of an appropriate state or Federal court or regulatory body to so discontinue

its participation;

(iv) any affirmative act of insolvency by VISA or MasterCard or upon the filing by

VISA or MasterCard of any action under any reorganization, insolvency, or

Moratorium

law, or upon the appointment of any receiver, trustee, or conservator to take possession of

the properties of VISA or MasterCard;

(v) subject to item (vi) below, the failure of either party to cure a material breach of

its obligations under this Agreement within thirty (30) days following written notice of

the breach from the other party; provided that if the breach cannot reasonably be cured

within thirty (30) days, the non-breaching party shall not have the right to terminate this

Agreement so long as the breaching party promptly commences to cure the breach within

thirty (30) days following the notice of the breach and accomplishes the cure within

ninety (90) days; or

the failure of Certegy to cure a Material Failure in accordance with section 4.

(vi)

14.2 Cooperation Following Termination. If CSCU gives Certegy written notice of its

decision to switch card processors following termination of this Agreement for any reason,

Certegy shall cooperate reasonably with CSCU to effect an orderly transition of

CSCU’s

operations to the new processor designated by CSCU. In connection with the conversion of a

Credit Union to another card processor, either in connection with CSCU’s decision to switch

processors or otherwise, Certegy shall (i) cooperate reasonably with the Credit

Union to effect an

orderly conversion, which may include, but shall not necessarily be limited to,

performing those

tasks set forth on Exhibit “D” and (ii) at the request of the Credit Union,

continue providing the

Services to the Credit Union following termination of its Credit Union Service

Agreement until

the conversion is completed; provided that Certegy shall not be obligated to provide the Services

to that Credit Union beyond six (6) months following the effective date of such termination.

14.3 Direct Processing Agreement. Following the resignation of each and every

Credit

Union from CSCU, either during or following the term of this Agreement, Certegy and that

Credit Union shall have the right to contract with each other directly, or indirectly through

another association, for processing services. Certegy shall not solicit any of the Credit Unions to

resign from CSCU and enter into a direct contract with Certegy for card processing to commence

prior to the termination of this Agreement or any extension or renewal of this

Agreement.

15. Services Provided by CSCU. CSCU shall be responsible for and assume all liability for

services it provides to the Credit Unions and which are not required to be performed by Certegy

under this Agreement.

16. Notices. Except as otherwise provided in this Agreement, any notice, demand,

or other

communication required or desired to be given under this Agreement by Certegy or

CSCU or

under a Credit Union Service agreement by Certegy or the Credit Union shall be in writing and

shall be deemed validly given forty-eight (48) hours after its deposit in the first class United

States mail, certified or registered, postage prepaid, return receipt requested,

or if given by other

means, upon receipt of delivery. A communication to Certegy or CSCU shall be addressed or

delivered to the appropriate party at its address set forth below:

To Certegy: Certegy Card Services, Inc.

11601 Roosevelt Boulevard

St. Petersburg, FL 33716

Attn: President

with a copy to the Certegy law department in St. Petersburg

To CSCU: Card Services for Credit Unions, Inc.

15950 Bay Vista Drive

Suite 170

Clearwater, FL 33760

Attn: President

A communication to a Credit Union shall be addressed or delivered to the address shown on that

Credit Union’s Credit Union Service agreement. Either party or a Credit Union may change its

address for the receipt of notices, demands, or other communications by giving notice of the

change in accordance with this section.

17. Indemnification. Certegy shall indemnify, defend and hold harmless CSCU,

CSCU

employees, its officers and directors and its successors and assigns from and against any and all

Claims that result from, arise out of, or in connection with Certegy’s failure to perform in

accordance with, or any breach by Certegy of, its obligations under this

Agreement or any Credit

Union Service Agreement, or any administrative or operating procedures or guidelines agreed to

in writing by both Certegy and CSCU from time to time. Certegy and each Credit

Union shall

indemnify, defend and hold harmless the other party, the other party’s officers and directors, and

the other party’s successors and assigns from and against any and all Claims that result from,

arise out of, or in connection with the indemnifying party’s failure to perform in accordance

with, or any breach by the indemnifying party of, its obligations under this

Agreement or the

Credit Union Service Agreement. In addition, Credit Union shall indemnify and hold harmless

Certegy, its officers, directors, successors, and assigns from and against any and all Claims

resulting from, arising out of, or in connection with the performance, or nonperformance, of any

vendor as contemplated by section 1.5 of this Agreement.

18. Limitations on Damages. In any action by either party against the other, by a Credit

Union or Certegy against the other, or by CSCU or a Credit Union against the other, neither

party shall be liable to the other for consequential, special, or exemplary damages; provided that

in any action or actions by CSCU and one or more Credit Unions against Certegy arising out of

the same general set of circumstances, Certegy may be liable for consequential damages not to

exceed Fifty Thousand Dollars ($50,000) to CSCU or any one Credit Union and Two

Hundred

Fifty Thousand Dollars ($250,000) in the aggregate.

MasterCard/Visa Requirements. 19.

19.1 Use of Trademarks.

19.1.1 Certegy shall not use any of the MasterCard trademarks and/or Visa Card

Program Marks (collectively, the “Marks”) on any material in connection with the

Service unless CSCU and/or its member, as the case may be, are prominently identified by name and city adjacent to such Marks. All such material may not identify Certegy unless Certegy is prominently identified as an agent or representative of CSCU and/or its members, as the case may be.

19.1.2 Certegy shall have no authority to permit use of the Marks by any of

Certegy’s agents.

19.2 Solicitation Material. Any solicitation material used by Certegy shall disclose

that the subsequent cardholder and/or merchant agreements are between CSCU’s member

and the individual cardholder and/or merchant.

19.3 MasterCard Member Service Provider Requirements.

19.3.1 Certegy shall fully comply with all applicable MasterCard Bylaws and

Rules and any operational regulations, procedures or guidelines established from time to time by MasterCard (collectively, the “Rules”);

19.3.2 Certegy has registered with MasterCard as a Member Service Provider

(“MSP”) and has submitted a signed MSP Agreement to MasterCard;

19.3.3 Certegy shall lindemnify and hold harmless MasterCard, CSCU and its members for any failure by Certegy to comply with the Rules, as amended from time to time;

19.3.4 Certegy shall disclose to CSCU the identity and location of all of its sales

locations and any other MSP or independent party performing part or all of the

Services;

19.3.5 If there is any inconsistency between any provisions of the Agreement and the Rules, the Rules in each instance shall apply.

19.3.6 The Agreement is terminable by CSCU in the event of a material breach by Certegy of a Rule applicable to the Services as provided for in section

14.1(v)

of this Agreement.

19.4 Visa and MasterCard Risk Management And Reporting Requirements. Certegy

shall report to Visa and MasterCard that information which Visa and MasterCard reasonably

require from CSCU regarding the risk management reporting requirements of Visa

and

MasterCard that pertain to the individual Credit Unions. In the event that Visa and MasterCard

materially modify what information they require, Certegy shall also provide that additional

information; provided, however, if providing that additional information will require additional

programming or otherwise cause Certegy to incur significant costs, Certegy’s obligations to

provide that additional information is subject to the mutual written Agreement of the parties.

20. Applicable Law. This Agreement shall be governed by and construed in accordance with

the laws of the Sate of Florida.

21. Attorneys’ Fees. If either party institutes an action or proceeding at law or in equity, to

enforce any provision of this Agreement, including an action for declaratory relief or for

damages, or otherwise in connection with this Agreement, the prevailing party shall be entitled to

recover from the losing party its reasonable attorneys’ fees and costs in connection with the

action or proceeding, including attorneys’ fees and costs in appellate and bankruptcy

proceedings. Similarly, the prevailing party in an action or proceeding involving Certegy and a

Credit Union in connection with a credit Union Service Agreement or otherwise in connection

with the Services shall be entitled to its reasonable attorneys’ fees and costs.

22. Exhibits and Schedules. All Exhibits (B, B-1, B-2, C and D) and Schedules

(A, B, C, E,

G, J, K, and L) attached to this Agreement are incorporated into and made a part of this

Agreement by this reference.

23. This Agreement. This Agreement, together with the attached Schedules and

Exhibits,

supercedes all prior agreements, understandings, or representations of the parties on this subject

matter.

24. Severability. If there is any conflict between a provision of this Agreement and any

present or future law or regulation, the provision of this Agreement that is affected shall be

curtailed only to the extent necessary to bring it within the requirements of the law or regulation,

and the remaining provisions shall remain in effect.

25. Non-Waiver. No waiver by a party of a breach of any provision of this

Agreement or of

a Credit Union Service Agreement shall constitute a waiver of any prior or subsequent breach of

the same or any other provision of this Agreement or any Credit Union Service

Agreement.

26. Amendments. This Agreement shall not be amended except in writing signed by both

parties. The parties shall cooperate in promptly delivering a copy of any amendments to the

Credit Unions. Such delivery may be accomplished by either delivering a hard copy of any

amendment to the Credit Unions or providing notice of any amendment in a bulletin delivered to

the affected Credit Unions and making actual copies of any amendment available in a printable

format on a website that is available to affected Credit Unions and identified in the bulletin.

27. Authority. Each party to this Agreement, and each Credit Union signing a

Credit Union

Service Agreement, represents and warrants that it has the full right, power,

legal capacity, and

authority to enter into and perform its obligations under this Agreement or the

Credit Union

Service agreement, as the case may be, and that those obligations shall be binding without

approval of any other person or entity. Each person signing this Agreement on behalf of a party

and each person signing a Credit Union Service Agreement on behalf of a Credit

Union

represents and warrants that he has the full right, power legal capacity, and authority to sign that

agreement on behalf of that party or Credit Union.

28. Quality Control Standards. In order to maintain quality service, telephone communications with each Credit Union may be monitored and/or recorded without any further

notice or disclosure.

29. Certegy’s systems shall remain capable of processing dates using four digit fields for the

year throughout the term of this Agreement.

30. Deconversion Fees. In addition to all other amounts owed Certegy, in the event a Credit

Union transfers all or a portion of its card base to another processor, to an acquirer of Credit

Union’s accounts or to Credit Union’s internal systems for any reason whatsoever, Credit Union

shall pay Certegy a Deconversion Fee equal to $1.00 per account transferred,

with a minimum

total charge of $5,000.00 and a maximum total charge of $50,000.00, for

Certegy’s performance

of the services required to effectuate the transfer of the accounts from

Certegy’s processing

platform.

31. Protection Against Employee Dishonesty. Certegy shall maintain Commercial

Crime,

including Employee Dishonesty, insurance coverage in the amount of at least five million dollars

($5,000,000.00) during the Term of this Agreement and during any subsequent renewal terms to

protect against losses by CSCU or Credit Unions resulting from dishonesty of any

Certegy

Employee. Certegy shall periodically provide proof of such coverage to CSCU.

CARD SERVICES FOR CREDIT CERTEGY CARD SERVICES, INC.

UNIONS, INC., a Florida corporation a Florida corporation

By: /s/ Lee Kennedy By: /s/ Patrick McGrady

Patrick McGrady

Name

Lee Kennedy

Name

Chairman

Title

Chief Executive Officer

Title